Exhibit 10.45

ARTHUR J. GALLAGHER (UK) LIMITED

AND

AON LIMITED

AND

ARTHUR J. GALLAGHER & CO

AGREEMENT FOR THE SALE

AND PURCHASE OF CERTAIN ASSETS OF THE UK

REINSURANCE BUSINESS OF ARTHUR J. GALLAGHER

(UK) LIMITED

Schedule 1 EXCLUDED ASSETS AND LIABILITIES

Part A Excluded Assets

Part B Excluded Liabilities

Schedule 2 DEFERRED CONSIDERATION

Schedule 3 CLOSING REQUIREMENTS

Schedule 4 WARRANTIES

Part A Seller’s Warranties

Part B Buyer’s Warranties

Schedule 5 EMPLOYEES

Part A Transferring Employees

Part A1 Specified Key Employees

Part B Non-Transferring Employees

Part C Retention Bonuses

Schedule 6 CEDANTS

Schedule 7 LIMITATIONS ON WARRANTY CLAIMS

Schedule 8 PROGRAMMES

Schedule 9 PROSPECTS

Schedule 10 ACCOUNTS DETAILS

Part A Accounts Receivable And Payable

Part B Custodial, Trust And Fiduciary Accounts

Schedule 11 OWNED INTELLECTUAL PROPERTY RIGHTS

Schedule 12 THIRD PARTY PAYEES

Schedule 13 TUCKER DOMAIN NAMES

Agreed Form Documents

1.	Notification Letters to Cedants and Underwriters

2.	Approval letter to Cedants

3.	Approval letter to Underwriters

4.	Transitional Support Agreement

5.	Intellectual Property Deed of Assignment

6.	Tucker Patent Deed of Assignment

7.	Bartell Patent Deed of Assignment

8.	Client Money Transfer Deed

9.	Compromise Agreement

THIS AGREEMENT is made on 22 February 2008

BETWEEN:

(1)	ARTHUR J. GALLAGHER (UK) LIMITED, a company incorporated in England and Wales (registered no. 01193013), whose registered office is at 9 Alie Street, London E1 8DE (the “Seller”);

(2)	AON LIMITED, a company incorporated in England and Wales (registered no. 2372789), whose registered office is at 8 Devonshire Square, London EC2M 4PL (the “Buyer”);

(3)	ARTHUR J. GALLAGHER & CO, incorporated in the state of Delaware, whose registered office is at 2 Pierce Place, Itasca, Illinois, 60143 (the “Seller’s Guarantor”).

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Act” means the Companies Act 1985

“Assets” means all the property and assets agreed to be sold and purchased under this Agreement as described in clause 2.1;

“Bartell Patent Deed of Assignment” means the patent deed of assignment between Martin Bartell and Aon Capital Markets Limited, in the agreed form;

“Business” means the business of broking reinsurance business, as carried out by the Seller in the United Kingdom for the Cedants in respect of the Programmes, and the Re-Ex Business;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales;

“Buyer’s Group Undertaking” means the Buyer or an undertaking which is, on or at any time after the date of this Agreement, a subsidiary undertaking or parent undertaking of the Buyer;

“Buyer’s Solicitors” means Clifford Chance Limited Liability Partnership of 10 Upper Bank Street, London E14 5JJ;

“Buyer Warranty” means a statement contained in Part B of Schedule 4 and “Buyer Warranties” means all of those statements;

“CASS” means the Client Asset Source Book of the FSA Handbook of Rules and Regulations (as amended from time to time);

“Cedants” means certain clients of the Seller to whom the Seller provides reinsurance broking services, as set out in Schedule 6;

“Client Money Transfer Deed” means the client money transfer deed, in the agreed form;

“Closing” means completion of the sale and purchase of the Business and the Assets in accordance with this Agreement;

“Closing Date” means the later of 25 March 2008 and the date (not being later than 30 April 2008) on which the last of the Conditions to be satisfied or waived is satisfied or waived;

“Compromise Agreement” has the meaning given to it in clause 9.5;

“Condition” means a condition set out in clause 3 and “Conditions” means all those conditions;

“Confidential Information” means all information which is used in or otherwise relates to the Business, the Assets or customers or financial or other affairs of the Seller in relation to the Business and all information which relates to the business, financial or other affairs of the Buyer including in each case information relating to:

(a)	the marketing of goods or services including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(b)	future projects, inventions, business development or planning, commercial relationships and negotiations;

but does not include information which is or becomes publicly available (other than as a result of the Seller’s breach of this Agreement) or disclosed with the written consent of the Buyer;

“Contingent Purchase Price” has the meaning given to it in Schedule 2;

“Effective Time” means 17.00 on the Closing Date or such other time as is agreed in writing between the Buyer and the Seller;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, any other third party right or interest having similar effect, other encumbrance or security interest of any kind (not being one arising by operation of law), or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

“Excluded Assets” means the assets set out in Part A of Schedule 1;

“Excluded Liabilities” means the liabilities set out in Part B of Schedule 1;

“FSA” means the UK Financial Services Authority;

“Goodwill” means the goodwill of the Business and the right for the Buyer to represent itself as operating the Business in succession to the Seller;

“HMRC” means HM Revenue and Customs or such authority as may succeed it in its functions relating to VAT;

“IBA Balances” means the IBA Consent Balances and the IBA Non-Consent Balances;

“IBA Consent Balances” means all amounts outstanding on the Seller’s client, trust or fiduciary account as at the IBA Transfer Date in respect of the Business, including for the avoidance of doubt funds held by the Seller as agent for Underwriters in respect of which consent to the transfer of such balances to the Buyer has been received;

“IBA Non-Consent Balances” means all amounts outstanding on the Seller’s client, trust or fiduciary accounts as at the IBA Transfer Date in respect of the Business, including for the avoidance of doubt funds held by the Seller as agent for Underwriters and client monies in respect of which consent to the transfer of such balances to the Buyer has not been received;

“IBA Debits” means those amounts that have accrued and are payable by any Cedants, Underwriters or intermediaries via the Seller as at the Effective Time in respect of the Business (as set out in the IBA Ledger Account) including any unmatched cash debit items;

“IBA Credits” means those amounts that have accrued and are payable to any Cedants, Underwriters or intermediaries via the Seller as at the Effective Time in respect of the Business (as set out in the IBA Ledger Account) including any unmatched cash credit items;

“IBA Ledger Account” means the account established and maintained by the Seller for the purpose of recording business transacted by the Seller for the benefit of any Cedants, Underwriters or intermediaries and showing, inter alia, the corresponding IBA Debits and IBA Credits in respect of the Business;

“IBA Funding Shortfall” means an amount which has been advanced by the Seller to any Cedant, Underwriter or intermediary in respect of which the corresponding IBA Debit has not been received and which is not capable of being offset by other cash held on the Buyer’s relevant client money account for the benefit of such Cedant, Underwriter or intermediary;

“IBA Schedule” has the meaning given to it in clause 11.8;

“IBA Shortfall” means the amount by which an IBA Credit exceeds the amount that has been received by the Buyer in respect of the corresponding IBA Debit at the time such IBA Credit is due and payable;

“IBA Transfer Date” means the date on which the Transitional Support Period expires or such earlier date as may be agreed between the parties;

“Indemnified Party” and “Indemnifier” have the meaning given to them in clause 17.10;

“Initial Contingent Purchase Price” has the meaning given to it in Schedule 2;

“Intellectual Property” means all intellectual and industrial property rights wherever subsisting in the world including, without limitation:

(a)	trade marks, designs, copyrights (all whether registered or unregistered), patents, database rights, internet domain names and e-mail addresses, service marks and all rights in, or goodwill attaching to, trade, business and company names, including (insofar as the foregoing rights are obtainable by registration) applications for registration and the right to apply for registration;

(b)	rights in relation to know-how, confidential information and inventions;

(c)	rights of the same or similar effect or nature as or to those in paragraphs (a) or (b) which now or in the future may subsist; and

(d)	the right to sue for past infringements of any of the foregoing rights;

“Intellectual Property Deed of Assignment” means the deed of assignment of intellectual property between the Seller and a Buyer’s Group Undertaking, in the agreed form;

“Key Employees” has the meaning given to it in clause 9.1;

“Licensed In Intellectual Property Rights” means all Intellectual Property relevant to the Business owned by a third party of which a Seller’s Group Undertaking has a licence, including, without limitation, the Intellectual Property the subject of the PCS Licence Agreement;

“Non-Transferring Employees” has the meaning given to it in clause 9.1;

“NYMEX” means the New York Mercantile Exchange, Inc;

“NYMEX Licence Agreement” means the licence agreement dated 11 December 2006 between the Seller and New York Mercantile Exchange, Inc.;

“NYMEX Licence Novation Agreement” means an agreement pursuant to which the Seller’s rights and obligations under the NYMEX Licence Agreement are novated to a Buyers’ Group Undertaking, in a form acceptable to the Buyer;

“Ordinary Course of Business” means with respect to actions and operations conducted by the Seller, actions and operations that are (a) consistent with the past practices of the Seller as they relate to the Assets and (b) taken in the ordinary course of the normal, day-to-day operations of the Business;

“Owned Intellectual Property Rights” means all Intellectual Property owned (wholly or partly) by the Seller or another Seller’s Group Undertaking and used or held for use exclusively in connection with the Business at the Effective Time (including the Intellectual Property identified in Schedule 11);

“PCS Licence Agreement” means the licence agreement dated 6 November 2006 between ISO Services, Inc. and the Buyer;

“PCS Licence Novation Agreement” means an agreement pursuant to which the Seller’s rights and obligations under the PCS Licence Agreement are novated to a Buyer’s Group Undertaking, in a form acceptable to the Buyer;

“Post-Closing Liabilities” means all outgoings (including periodic outgoings), expenses, liabilities, obligations, debts, Tax and commitments incurred in connection with the Business and the Assets after and including the Effective Time, excluding, for the avoidance of doubt, the Excluded Liabilities;

“Pre-Closing Liabilities” means all outgoings (including periodic outgoings), expenses, liabilities, obligations, debts, Tax and commitments incurred in connection with the Business and the Assets before and excluding the Effective Time, whether or not due and payable and whether or not invoiced or notified to the Business before the Effective Time excluding, for the avoidance of doubt, the Post-Closing Liabilities and the Run-Off Liabilities;

“Programmes” means the reinsurance programmes set out in Schedule 8;

“Prospects” means the clients and contracts representing UK pipeline revenue, as set out in Schedule 9;

“Records” means the Seller’s books and records relating exclusively to the Business and the Assets (including all such records in relation to the Cedants, Underwriters, current customers, third party insurance administration service providers and the Owned and Licensed In Intellectual Property Rights and invoices and including the IBA Ledger Account);

“Relevant Claim” means a claim by the Buyer under this Agreement;

“Re-Ex Business” means the Licence Agreement, the PCS Licence Agreement and the associated arrangements and the revenue due to the Seller pursuant to the terms of those agreements;

“Run-Off Liabilities” means the costs and expenses associated with the administration after Closing of the run-off for current and prior years in respect of Cedants that have an in-force treaty among the Programmes, for the same class of business as the in-force treaty, whether or not invoiced and whether or not due and payable at that time and excluding, for the avoidance of doubt, the Excluded Liabilities. For the purposes of this definition, “class of business” means (a) speciality property treaty, (b) casualty treaty, (c) life and accident & health treaty or (d) facultative;

“Seller Warranty” means a statement contained in Part A of Schedule 4 and “Seller Warranties” means all those statements;

“Seller’s Bank Account” means the bank account at Barclays Bank PLC, account number 55482600, sort code 20-00-00, IBAN no GB83BARC20000055482600, swift code BARCGB22;

“Seller’s Group Undertaking” means the Seller or an undertaking which is, from time to time after the date of this Agreement, a subsidiary undertaking or parent undertaking of the Seller or a subsidiary undertaking of a parent undertaking of the Seller;

“Singapore Confidential Information” has the meaning given to it in clause 14.3;

“Specified Key Employees” has the meaning given to it in clause 9.1;

“Tax” means any form of taxation, levy, duty, charge, contribution, withholding or impost in the nature of taxation (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, a Tax Authority;

“Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function including HMRC;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“TOGC” means the transfer of a business or part of a business as a going concern for the purposes of section 49 of the VAT Act and article 5 of the Value Added Tax (Special Provisions) Order 1995;

“Transferring Employees” has the meaning given to it in clause 9.1;

“Transitional Support Agreement” means the agreement in the agreed form to be entered into by the Buyer and the Seller at Closing setting out the support services to be provided by the Seller to the Buyer during the Transitional Support Period;

“Transitional Support Period” means the period commencing on Closing and ending 60 days after Closing;

“Tucker Domain Names” means any domain names registered in the name of Lorimer Patrick Tucker and incorporating or confusingly similar to an Owned Intellectual Property or otherwise used or held for use in connection with the Business including, without limitation, those domain names listed in Schedule 13;

“Tucker Patent Deed of Assignment” means the patent deed of assignment between Lorimer Patrick Tucker and Aon Capital Markets Limited, in the agreed form;

“TUPE” shall mean the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended from time to time;

“TULRCA” means the Trade Union Labour Relations (Consolidation) Act 1992 (as amended from time to time);

“UK Aggregate Seller Revenue” means the aggregate seller revenue calculated pursuant to paragraph 4 of Schedule 2 to this Agreement;

“UK Contingent Purchase Price” means the contingent purchase price payable by the Buyer to the Seller computed in accordance with and subject to each of the conditions of Schedule 2 of this Agreement;

“Underwriters” means the reinsurance providers that underwrite the Programmes;

“US Aggregate Seller Revenue” means the aggregate seller revenue calculated pursuant to paragraph 3 of Exhibit A to the US APA;

“US APA” means the Asset Purchase Agreement for the acquisition of certain assets of Gallagher Re, Inc. by Aon Re, Inc. dated as of February 22, 2008;

“US Contingent Purchase Price” means the contingent purchase price payable under the US APA, as calculated in accordance with the provisions of Exhibit A thereto;

“VAT” and “Value Added Tax” means value added tax as imposed by the VAT Act and any other tax of a similar fiscal nature whether imposed in the United Kingdom (instead of or in addition to value added tax) or elsewhere from time to time;

“VAT Act” means the Value Added Tax Act 1994 as modified or re-enacted or both from time to time whether before or after the date of this Agreement and any subordinate legislation made under it from time to time whether before or after the date of this Agreement;

“Warranty” means a Buyer Warranty or a Seller Warranty, and “warranties” means all Buyer warranties and Seller warranties; and

“Warranty Claim” means a claim by the Buyer under the Seller Warranties.

1.2	In this Agreement, a reference to:

1.2.1	a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 258 of the Act and a “subsidiary” or “holding company” is to be construed in accordance with section 736 of the Act;

1.2.2	liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.2.3	a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967;

1.2.4	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of the Buyer and the Seller;

1.2.5	a statutory provision (except where stated otherwise) includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

1.2.6	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.7	an individual includes a reference to that individual’s legal personal representatives, successors and permitted assigns;

1.2.8	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.9	a clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

1.2.10	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

1.2.11	a time of day is a reference to the time in London, United Kingdom.

1.3	In this Agreement “include” or “including” are to be construed without limitation.

1.4	The headings in this Agreement do not affect its interpretation.

1.5	A reference in Schedule 4 and clause 3 to the Seller’s knowledge shall be deemed to include knowledge which the Seller would have if the Seller had made all reasonable enquiries into the subject matter of the Seller Warranties or the Condition (as the case may be), including reasonable enquiries of the relevant senior management employees involved in the Business.

2.	SALE AND PURCHASE

2.1	The Seller agrees to sell with full title guarantee and free of any Encumbrance, and the Buyer agrees to purchase, in each case with effect from the Effective Time, the Business comprising the following Assets (in each case with the benefit of the Seller Warranties and undertakings contained in this Agreement and together with all rights and advantages attaching thereto at Closing):

2.1.1	the Records;

2.1.2	the Goodwill;

2.1.3	the Seller’s rights to receive revenue, fees, income or payments and any other entitlements and rights of every kind and nature whatsoever to receive money or payments with respect to the Programmes subject only to the provisions of clause 8;

2.1.4	the Re-Ex Business;

2.1.5	the Owned Intellectual Property Rights; and

2.1.6	the benefit of any amount to which the Seller is entitled from a person (including an insurer) in respect of damage or injury to, or claims relating to, any of the Assets other than an amount spent before the Effective Time in repairing the damage or injury.

2.2	The Seller shall use reasonable endeavours to procure the transfer to the Buyer with full title guarantee and free of any Encumbrance, with effect from the Closing Date of:

2.2.1	the Tucker Domain Names; and

2.2.2	through execution of the Bartell Patent Deed of Assignment and the Tucker Patent Deed of Assignment, any right, title or interest which Martin Bartell or Lorimer Patrick Tucker may have in US provisional patent application numbers 60/892,140 and 60/892, 334 or PCT application number WO 2007/141041.

2.3	The Excluded Assets and Excluded Liabilities are not included in the sale of the Business and the Assets.

3.	CONDITIONS AND TERMINATION PRIOR TO CLOSING

3.1	The obligations of the Buyer to be performed hereunder shall be subject to the satisfaction (or waiver by the Buyer) of each of the following Conditions:

3.1.1	Each of the Seller Warranties shall be true, accurate and not misleading as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; the Company shall have performed and complied in all material respects with the respective covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and the Seller shall have delivered to the Buyer a certificate signed on behalf of the Seller by its Chief Executive Officer to all such effects.

3.1.2	No suit, investigation, action or other proceeding or claim shall be pending or so far as the Seller is aware threatened against the Seller before any court or governmental agency, which has resulted in the restraint or prohibition of any such party, or could, in the reasonable opinion of the Buyer or its counsel, result in the obtaining of material damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby;

3.2	The obligations of the Seller to be performed hereunder shall be subject to the satisfaction (or waiver by the Seller) of each of the following Conditions:

3.2.1	Each of the Buyer Warranties shall be true, accurate and not misleading as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; the Buyer shall have performed and complied in all material respects with the respective covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date.

3.2.2	No suit, investigation, action or other proceeding or claim shall be pending or so far as the Buyer is aware threatened against the Buyer before any court or governmental agency, which has resulted in the restraint or prohibition of any such party, or could, in the reasonable opinion of the Seller or its counsel, result in the obtaining of material damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

3.3	The Seller and the Buyer will use their reasonable endeavours and act in good faith and will co-operate with one another, to secure all necessary consents, approvals, authorisations and exemptions from governmental agencies and other third parties. The Buyer will use its reasonable endeavours and act in good faith, to cause or obtain the satisfaction of the Conditions specified in clause 3.2. The Seller will use its reasonable endeavours and act in good faith, to cause or obtain the satisfaction of the Conditions specified in clause 3.1.

3.4	This Agreement may be terminated at any time prior to Closing:

3.4.1	by the mutual written consent of the Buyer and the Seller;

3.4.2	by the Seller in writing, without liability, if the Buyer shall (i) fail to perform in any material respect its obligations contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Seller has notified the Buyer of its intent to terminate this Agreement pursuant to this clause 3.4.2;

3.4.3	by the Buyer in writing, without liability, if the Seller shall (i) fail to perform in any material respect its obligations contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Buyer has notified the Seller of its intent to terminate this Agreement pursuant to this clause 3.4.3;

3.4.4	by either the Seller or the Buyer, in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Buyer or the Seller, which prohibits or restrains the Buyer or the Seller from consummating the transactions contemplated hereby, provided that the Buyer and the Seller shall have used their reasonable endeavours and acted in good faith, to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry, by any such court or governmental or regulatory agency; or

3.4.5	by either the Seller or the Buyer, in writing, without liability, if for any reason the Closing has not occurred by 30 April 2008 other than as a result of the breach of this Agreement by the party attempting to terminate the Agreement.

3.5	Termination of this Agreement pursuant to this clause 3 shall terminate all obligations of the parties hereunder, except for the obligations under clauses 14 to 22 hereof provided, however, that termination pursuant to clauses 3.4.2 and 3.4.3 shall not relieve a defaulting or breaching party from any liability to the other party hereto.

4.	OBLIGATIONS POST SIGNING

4.1	Promptly after execution of the Agreement, the parties shall send a joint letter in the agreed form to:

4.1.1	the Cedants advising them of the Buyer’s purchase of the Business and the Assets;

4.1.2	the Cedants advising them of certain arrangements relating to the disclosure of information and transfer of funds;

4.1.3	certain Underwriters advising them of certain arrangements relating to the transfer of funds; and

4.1.4	certain Underwriters advising them of the Buyer’s purchase of the Business and the Assets.

4.2	As soon as reasonably practicable following the date of this Agreement and in any event prior to the Closing Date, pass (or procure the passing of) and file with the appropriate court or registry, all resolutions required to change the corporate name of Re-Ex Limited to a name which does not incorporate the words “Re-Ex” and is not otherwise confusingly similar to any trade mark owned by the Seller. Upon receipt of confirmation from the appropriate court or registry that such name change has been effected, the Seller shall provide the Buyer with documentary evidence of such change.

4.3	As soon as reasonably practicable following execution of this Agreement, the Seller shall send the NYMEX Licence Novation Agreement and PCS Licence Novation Agreement to NYMEX and ISO Services, Inc. for execution by such persons. The Seller shall use reasonable endeavours to ensure that NYMEX and ISO Services, Inc. execute the NYMEX Licence Novation Agreement and PCS Licence Novation Agreement (as applicable) promptly.

4.4	Until the NYMEX Licence Novation Agreement has been executed by NYMEX, with effect from the Effective Time:

4.4.1	the Seller shall hold any rights of the Seller to receive licence fees from NYMEX pursuant to the NYMEX Licence Agreement for the benefit of the Buyer and shall pay such fees (less any amount due to the Seller in accordance with clause 11.10) to the Buyer promptly after receipt thereof; and

4.4.2	subject to receipt by the Buyer (from ISO Services, Inc. or the Seller) of the relevant information to be provided, or accessed, under the PCS Licence Agreement, the Buyer shall provide such assistance as is reasonably required by the Seller to enable it to perform its obligations under the NYMEX Licence Agreement after the Effective Time in the manner in which such obligations were performed immediately prior to the Effective Time.

4.5	Until the PCS Licence Novation Agreement has been executed by ISO Services, Inc., with effect from the Effective Time the Buyer shall pay to the Seller an amount equal to any licence fees to be paid pursuant to the PCS Licence Agreement in respect of the period after the Effective Time.

4.6	This Agreement does not constitute an assignment or an attempted assignment of the rights and obligations under the NYMEX Licence Agreement and PCS Licence Agreement if the assignment or attempted assignment would constitute a breach thereof.

4.7	The Seller agrees to deliver to the Buyer:

4.7.1	the information set forth in Schedule 10 updated as of the Closing Date within 30 days following the Closing Date; and

4.7.2	to the extent such information is within the Seller’s possession or control, the full legal names of the Cedants within 2 Business Days of the date of this Agreement, provided that if such information is not within the Seller’s possession or control the Seller shall use its best endeavours to identify the full legal names of the relevant Cedants and inform the Buyer thereof as soon as reasonably practicable following the date of this Agreement.

5.	PURCHASE PRICE

5.1	The purchase price of the Business is US $17,300,000 in respect of the Assets listed in clause 2.1.

5.2	At Closing the Buyer shall pay to the Seller US $17,300,000 on account of the purchase price payable under clause 5.1, less the amount payable by the Seller to the Buyer pursuant to clause 9.20.

5.3	The Buyer shall pay to the Seller deferred consideration computed and paid in accordance with, and subject to, Schedule 2.

5.4	If both Tom Castro and Rob Salmeron become Transferring Employees in accordance with clause 9.18, the purchase price of the Business (as set out in clause 5.1) shall be increased by US $1,200,000 and, without prejudice to clause 5.2, the Buyer shall pay the Seller US $1,200,000 less the amount payable by the Seller to the Buyer in respect of Tom Castro and Rob Salmeron pursuant to clause 9.20.

5.5	If any further payment (other than interest under clause 17.5 or a payment under clause 5.3) is made by a party to another party under this Agreement, to the extent that such payment is in respect of a breach of Warranty be made by way of an adjustment to the purchase price, but to the extent that it is a payment otherwise than in respect of a breach of Warranty, such payment shall so far as possible be made by way of ordinary expense and shall not be treated as a further adjustment to the purchase price.

6.	CLOSING

6.1	Closing shall take place at the office of the Buyer’s Solicitors on the Closing Date.

6.2	At Closing the Seller and the Buyer shall do all those things respectively required of them in Schedule 3.

7.	WARRANTIES AND PRE-CLOSING CONDUCT

7.1	The Seller warrants to the Buyer that each Seller Warranty is true, accurate and not misleading.

7.2	The Buyer warrants to the Seller that each Buyer Warranty is true, accurate and not misleading.

7.3	The liability of the Seller under this clause 7 and Schedule 4 shall be limited in accordance with the provisions of Schedule 7.

7.4	Save in the case of fraud or wilful misconduct, the Seller undertakes not to make any claim against any director, officer or employee of the Seller who at Closing will become a director, officer or employee of the Buyer or the Business or enforce a right which it may have in respect of inaccuracy or omission in or from information or advice provided by such a person for the purpose of assisting the Seller to give a Seller Warranty.

7.5	Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

7.6	The Seller hereby covenants and agrees that, except as consented to in writing by the Buyer, prior to Closing the Seller will:

7.6.1	operate and conduct its business insofar as it affects the Business and the Assets only in the Ordinary Course of Business;

7.6.2	not amend any of the terms and conditions of employment of any Transferring Employee including but not limited to duties, job title, salary, benefits, bonus or any other entitlements;

7.6.3	not terminate the employment or give notice to terminate the employment of any Transferring Employee; and

7.6.4	use its best endeavours to preserve the goodwill associated with the Business and the Assets and relationships with the Cedants, Underwriters, producers, brokers and intermediaries.

7.7	From the date of this Agreement to the Closing Date, the Seller shall:

7.7.1	provide the Buyer and its representatives (e.g., officers, counsel, accountants, and other authorised representatives) with such information as the Buyer or its representatives may from time to time reasonably request with respect to the Business and the Assets and the transactions contemplated by this Agreement (subject to it having obtained the necessary consents for it to lawfully be permitted to do so);

7.7.2

provide the Buyer and its representatives, access during regular business hours and upon reasonable notice to the books, records, offices and personnel of the Seller (including, for the avoidance of doubt, any such information held on the Seller’s computer systems) as the Buyer or its representatives may from time to time reasonably request

(subject to it having obtained the necessary consents for it to lawfully be permitted to do so). Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Seller and once any such investigation has been completed, any subsequent requests for access in respect of the subject matters of such investigation shall be at the Seller’s discretion. No such investigation shall limit or modify in any way the Seller’s obligations with respect to any breach of their warranties, covenants or agreements contained herein; and

7.7.3	co-operate with the Buyer to ensure the efficient transition of the Business to the Buyer, ensure the efficient continuation of management of the Business after Closing and prepare for the introduction of the Buyer’s normal working procedures in readiness for Closing.

7.8	The Seller shall promptly notify the Buyer in writing of any change, circumstance, event, fact or condition that causes or constitutes a breach of any of the Seller Warranties as of the date of this Agreement, or after the date of this Agreement and prior to Closing, or any change, circumstance, event, fact or condition which prevents or is reasonably likely to prevent the Seller from complying with any of their obligations hereunder.

8.	LIABILITIES AND APPORTIONMENTS

8.1	The Seller shall:

8.1.1	be responsible for all Pre-Closing Liabilities and Excluded Liabilities;

8.1.2	promptly pay and discharge all of the Pre-Closing Liabilities and Excluded Liabilities pursuant to clause 8.1.1 above; and

8.1.3	indemnify and keep indemnified the Buyer on demand against each loss, liability and cost that the Buyer incurs:

(a)	as a result of the Seller’s failure to pay and discharge the Pre-Closing Liabilities and Excluded Liabilities;

(b)	arising out of, or in connection with, an IBA Shortfall or IBA Funding Shortfall;

(c)	in connection with interest charges payable in respect of IBA Credits that are due and payable, but as yet unpaid, at Closing;

(d)	arising out of the inaccuracy or incompleteness of the IBA Schedule; and

(e)	arising out of the inaccuracy or incompleteness of the Records (provided that the Seller shall not be liable under this clause 8.1.3(e) unless and until the amounts that would otherwise be recoverable from the Seller under this clause 8.1.3(e) exceed £100,000 (in aggregate)).

8.2	The Buyer shall:

8.2.1	be responsible for the Post-Closing Liabilities and the Run-Off Liabilities; and

8.2.2	indemnify and keep indemnified the Seller on demand against each loss, liability and cost that the Seller incurs as a result of the Buyer’s failure to pay and discharge the Post-Closing Liabilities and the Run-Off Liabilities.

8.3	The Buyer hereby undertakes:

8.3.1	to return to the Seller without delay, upon receipt by the Buyer of a written notice in a form satisfactory to the Buyer, the Buyer acting reasonably, any IBA funds that do not relate to the Business and which were transferred to the Buyer as part of the IBA Balances in error; and

8.3.2	to the extent an amount has been received by the Buyer pursuant to clause 8.1 (the aggregate of such amounts from time to time being the “Indemnity Amounts”), to pay to the Seller such proportion of any unclaimed part of the IBA Balances that the Buyer may from time to time become entitled to retain for its own benefit in accordance with CASS as equals the Indemnity Amounts.

8.4	From the IBA Transfer Date the Buyer shall use reasonable commercial endeavours to effect collection of the IBA Debits, provided that the Buyer shall be under no obligation to use greater endeavours than were used by the Seller to collect IBA Debits in the Ordinary Course of Business in the 12 months prior to the date of this Agreement.

8.5	In the event that a third party recipient (other than a Cedant or an Underwriter) (“Funds Recipient”) to whom the Buyer is under an obligation to make a payment of an amount (“Funds Amount”) in connection with the Business after the Effective Time does not meet with the approval of the Buyer, acting reasonably, in respect of the Buyer’s internal compliance requirements, the obligation of the Buyer to pay such Funds Amount shall be deemed to have transferred to the Seller (to the extent the Seller is put in funds by the Buyer to pay the Funds Amount) and the Seller shall pay the Funds Amount to the Funds Recipient subject to, and in accordance with, clause 8.6 below.

8.6	The Buyer shall deliver to the Seller a written notice (“Funds Notice”) detailing the Funds Amount, the identity of the Funds Recipient and the relevant payment details.

8.7	The Buyer shall indemnify and hold harmless the Seller against each loss, liability and cost that the Seller incurs solely as a result of paying a Funds Amount in accordance with a Funds Notice.

8.8	The Buyer agrees that after the Closing Date, the Buyer will retain, and exert reasonable efforts to preserve the condition of the Records and shall use reasonable endeavours to ensure that no such Records are destroyed or disposed of or permitted to be destroyed or disposed of during a six year period from the Closing Date, provided that the Buyer may destroy or dispose of any such Records prior to the expiration of said six years if the Seller is provided with reasonable advance notice of the Buyer’s intention to discard or destroy the Records and the Seller either consents to such disposal or destruction (such consent not to be unreasonably withheld) or fails to make arrangements for the pickup and delivery of such documents within thirty days after the date of the Buyer’s notice.

9.	EMPLOYEES AND PENSIONS

In this clause 9, “Liabilities” means in respect of any matter, event or circumstances all payments, losses, liabilities, damages, costs and expenses (including but not limited to reasonable legal and other professional fees and disbursements and the costs of investigation, litigation, settlement, judgement, interest and penalties) incurred by a party and “Liability” shall be construed accordingly.

9.1	The individuals named on the list in Part A of Schedule 5 are the “Transferring Employees” (together with any additional employees who become Transferring Employees in accordance with clause 9.18). The “Transferring Employees” include the “Specified Key Employees” whose names appear in Part A1 of Schedule 5. The individuals named on the list in Part B of Schedule 5 are the “Non-Transferring Employees”.

9.2	The Buyer and the Seller agree that (except to the extent that (i) a Transferring Employee has objected to such transfer pursuant to Regulation 4(7) of TUPE; or (ii) is a Specified Key Employee) the employment of each Transferring Employee and their contracts of employment will transfer to the Buyer in accordance with TUPE with effect from the Effective Time.

9.3	The Buyer and Seller agree that no Non-Transferring Employees shall transfer to the Buyer by operation of TUPE at Closing and that sufficient Non-Transferring Employees shall be retained by the Seller to provide the services required under the Transitional Support Agreement during the Transitional Support Period. Further the Buyer and Seller agree that no Non-Transferring Employees shall transfer to the Buyer by operation of TUPE during or at the end of the Transitional Support Period.

9.4	Without prejudice to the Seller’s obligations to complete its consultation under the Trade Union and Labour Relations (Consolidation) Act 1992, the Seller shall:

9.4.1	ensure that no employment of any Non-Transferring Employee and no Liability associated with the employment or termination of employment of any Non-Transferring Employee will transfer to any Buyer’s Group Undertaking whether under TUPE or otherwise or whether at Closing, during or at the end of the Transitional Support Period or otherwise as a result of the transaction contemplated by this Agreement (including the Transitional Support Agreement); and

9.4.2	indemnify and hold harmless the Buyer and each Buyer’s Group Undertaking against all Liabilities arising out of or in connection with any claim brought by or on behalf of any Non-Transferring Employee and/or any claim brought by any “appropriate representative” (as defined for the purposes of TUPE and TULRCA) against any Buyer’s Group Undertaking which claim arises out of or in connection with the employment of the Non-Transferring Employee or the termination thereof.

9.5	The Seller and the Buyer shall each use their respective reasonable endeavours to procure that prior to Closing each of the Specified Key Employees enters into a tripartite statutory compromise agreement (a “Compromise Agreement”) between the Specified Key Employee, the Seller and the Buyer in the agreed form and the Buyer shall procure that each such individual has accepted an offer of employment with it.

9.6	If any individual (whether employed or engaged by any member of the Seller’s Group Undertaking, any third party contractor or any individual who has supplied his services to a Seller’s Group Undertaking on a self-employed or consulting basis or via an agency) who is not a Transferring Employee establishes or alleges that his employment or any Liability associated with his employment (or the termination thereof) has transferred to any Buyer’s Group Undertaking as a result of the operation of TUPE in relation to the transaction contemplated by this Agreement (including the Transitional Support Agreement):

9.6.1	if it is established or alleged that the individual’s employment has transferred, the relevant Buyer’s Group Undertaking (as appropriate) shall be entitled to terminate the employment or alleged employment of the individual within twenty one days after becoming aware of such transfer or alleged transfer and the Seller shall indemnify and hold harmless each Buyer’s Group Undertaking against all Liabilities arising out of or in connection with the employment of the individual or the termination thereof;

9.6.2	if it is not alleged that the employment of the individual has transferred but that a Liability associated with that employment or its termination (including any Liability associated with a dismissal made in connection with a TUPE transfer) has transferred, the Seller will indemnify and hold harmless each Buyer’s Group Undertaking against all such Liabilities.

9.7	If a Transferring Employee, other than a Specified Key Employee, alleges that he has not transferred to the Buyer by operation of TUPE or has objected to such transfer pursuant to Regulation 4(7), the Seller shall refrain (and shall procure that any relevant Seller’s Group Undertaking shall refrain) from any act which would discourage the individual from honouring any offer of employment with a Buyer’s Group Undertaking which he has already accepted or accepting any offer which the Buyer shall make within one month after Closing and the Seller shall (and shall procure that any relevant Seller’s Group Undertaking shall) if the Buyer so requests in writing, waive any notice period or post-termination restriction which might otherwise impede the ability of the individual to commence employment with the Buyer and perform his duties in full pursuant to such offer. If, no offer is or has been made or an offer is or has been made but is rejected, the relevant Transferring Employee shall cease to be a Transferring Employee for the purposes of this Agreement and the Seller shall be responsible for all Liabilities associated with the employment of such an individual.

9.8	Subject to clause 9.9, if any Transferring Employee or an “appropriate representative” (as defined under TUPE) brings a claim under Regulation 15 of TUPE, the Seller shall indemnify and hold harmless each Buyer’s Group Undertaking in respect of all Liabilities arising out of or in connection with such claim.

9.9	The Buyer shall within 3 working days of the date of this Agreement send to the Seller a letter including the information that it is required to provide as “transferee” in accordance with Regulation 13(4) of TUPE and if the Buyer does not do so, or fails to include in that letter information that should have been so included, the Seller shall not be obliged to indemnify any Buyer Group Undertaking under Clause 9.8 in respect of claims under Regulation 15 of TUPE that arise as a result of such failure.

9.10	The Seller shall indemnify and hold harmless each Buyer’s Group Undertaking in relation to all Liabilities that arise as a result of any claim brought by or on behalf of a Transferring Employee as a result of any matter occurring in relation to or in connection with his employment prior to Closing.

9.11	Except as provided in 9.12 below, the Buyer shall indemnify and hold harmless each Seller’s Group Undertaking in relation to all Liabilities that arise as a result of any claim brought against such Seller’s Group Undertaking by or on behalf of a Transferring Employee as a result of any matter occurring in relation to or in connection with his employment by the Buyer after Closing. The Buyer shall indemnify and hold harmless each Seller’s Group Undertaking in relation to any claim brought under Regulation 15 of TUPE that arises as a result of the Buyer’s failure to provide the information as required under clause 9.9.

9.12	The Seller shall indemnify and hold harmless the Buyer and any Buyer’s Group Undertaking in respect of any Liability: (1) which was prior to Closing a Liability of a Seller Group Undertaking arising under, out of, or in connection with the proceedings issued with claim number HQ07X00978 in the High Court of Justice involving Colemont Insurance Brokers Limited and Others and/or arising out of or in connection with the Deed of Settlement entered into in relation to that claim; and/or (2) which arises from any claim by Mr Castro or Mr Salmeron for reimbursement or indemnity in respect of their obligations under clause 3.2 or clause 5 of the said Deed of Settlement to the extent that such claim is made by Mr Castro or Salmeron because of a commitment or representation made by any Seller Group Undertaking prior to Closing.

9.13	The Seller confirms that it has complied fully with its obligation to provide “Employee Liability Information” (as defined in TUPE) in relation to each Transferring Employee. The Seller will indemnify and hold harmless each Buyer’s Group Undertaking against any Liabilities arising as a result of the Employee Liability Information not being complete, up to date and accurate in all material respects.

9.14	The Seller shall provide to the Buyer as soon as reasonably practicable after the date of the Effective Time copies of the personnel files of each Transferring Employee together with copies of all relevant records relating to each Transferring Employee which the Seller was obliged by law to keep.

9.15	The Seller confirms that as at Closing each Transferring Employee is lawfully employed and entitled to work in the UK and shall co-operate with the Buyer to ensure any necessary work permits, visas or similar permissions to work are transferred.

9.16

The costs of all payments of basic salary, overtime and other contractual and discretionary cash and non-cash benefits which have accrued to any Transferring Employee in respect of his or her employment prior to Closing and all tax and national insurance liabilities relating thereto shall be for the account of the Seller and all apportionments shall be carried out accordingly. Further, if the Seller has paid to a third party supplier an amount to secure benefits for or in respect of all or any of the Transferring Employees that relates to employment before and after Closing, the Buyer shall be under no obligation to have made any pro-rata payout to the Seller in respect thereof.

9.17	The Seller will procure that prior to Closing Mark Flower is paid all and any amounts that he may be due by way of bonus in relation to the 2007 financial year and shall indemnify and hold the Buyer harmless in respect of any claim made by Mark Flower in relation to such bonus.

9.18	As soon as reasonably practical after the date of this Agreement, the Buyer shall offer each of Mr Platford, Mr Hall, Mr Castro and Mr Salmeron employment and if the offer is accepted such individual will cease to be a Non-Transferring Employee and will become a Transferring Employee.

9.19	Where either the Buyer or the Seller has reasonable grounds to believe that Mr Phillips may act in breach of any Post Termination Restriction, the Seller shall take such steps as the parties reasonably agree to enforce the Post Termination Restriction. For the purposes of this clause Post Termination Restriction shall mean any contractual obligation owed to any Seller Group Undertaking by Mr Phillips whether by his contract of employment or otherwise which restrict his actions after his employment has ended.

9.20	The Seller shall make available a pool equal to US$4,117,949 for the purpose of the Buyer making payment of retention bonuses to certain of the Transferring Employees set forth in part C of Schedule 5, (together with the employer’s national insurance contributions thereon). Such retention bonus pool shall be paid by the Seller to the Buyer at Closing and shall be netted against the purchase price of the Business as set out in clause 5.1. Any retention bonus not paid to an eligible Transferring Employee pursuant to the terms of the retention bonus arrangements for such Transferring Employee shall be returned to the Seller and added to the Initial Contingent Purchase Price if known by that date, or added to the subsequent Contingent Purchase Price payments. If both Mr Castro and Mr Salmeron become Transferring Employees pursuant to clause 9.18, a further US$250,000 shall be made available by the Seller to pay retention bonuses to them and the provisions of the remainder of this clause 9.20 shall apply in respect of such further amount.

10.	VALUE ADDED TAX

10.1	All sums payable by one party to another party pursuant to this Agreement are exclusive of VAT.

10.2	If one party (the “Supplier”) makes a supply to another party (the “Recipient”) for VAT purposes pursuant to this Agreement:

10.2.1	the Recipient shall pay to the Supplier (in addition to any other consideration for that supply) a sum equal to the amount of VAT which is or becomes chargeable on that supply for which the Supplier has the liability to account to HMRC; and

10.2.2	the Recipient shall pay that sum on the later of:

(a)	the date which is three Business Days before the last day (as notified to the Recipient in writing) on which the Supplier can account to HMRC for that VAT without incurring any interest or penalties; and

(b)	receipt by the Recipient of a valid VAT invoice in respect of that supply.

10.3	If:

10.3.1	a party has paid any amount in respect of VAT pursuant to clause 10.2 on the basis that the relevant transaction gave rise to a positive rated supply for VAT purposes, and it subsequently transpires that the transaction did not give rise to a positive rated supply; or

10.3.2	a party has paid any amount in respect of VAT pursuant to clause 10.2, and it subsequently transpires that such amount was in excess of the amount of VAT actually chargeable on the relevant supply for which the party to whom that amount in respect of VAT was paid has the liability to account to HMRC, the party (the “Payee”) to whom that amount in respect of VAT was paid shall repay to the payer an amount equal to the difference between such amount in respect of VAT and the amount of VAT actually chargeable in respect of the relevant transaction or on the relevant supply, such repayment to be made within three Business Days after the Payee first becomes aware of the relevant error.

10.4	If one party (“Party A”) is required by the terms of this Agreement to reimburse another party (“Party B”) for any cost or expense, Party A shall reimburse Party B for the full amount of such cost or expense, including any part of it which represents VAT, except where this Agreement provides otherwise save to the extent that Party B is entitled to credit or repayment in respect of that VAT from HMRC.

10.5	The parties believe that the sale of the Business and the Assets will be treated by HMRC as a TOGC and they shall use their reasonable endeavours to procure that such sale is so treated.

10.6	The Seller warrants to the Buyer that it is registered for VAT purposes under the VAT Act.

10.7	The Buyer warrants to the Seller that it is duly registered for VAT purposes under the VAT Act and:

10.7.1	it intends to continue the business of the Seller at or in relation to the Business and the Assets as a going concern;

10.7.2	it is not buying the Business and the Assets as a nominee of any other person; and

10.7.3	acknowledges that, if it is in breach of any such warranties, VAT may be payable in accordance with clause 10.2.

11.	POST-CLOSING OBLIGATIONS

11.1	If title to any of the Assets is not effectively vested in the Buyer at Closing the Seller holds those Assets in trust for the Buyer until title is effectively vested in the Buyer.

11.2	For six years starting on the day of Closing, the Buyer shall allow the Seller, its employees and agents and any other person authorised by the Seller:

11.2.1	to inspect the Records at all reasonable times during usual business hours; and

11.2.2	at the Seller’s cost, to take copies of any of the Records the Seller reasonably requires.

11.3	After Closing, the Seller shall allow the Buyer, its employees and agents and any other person authorised by the Buyer:

11.3.1	to inspect all information it possesses or to which it has access relating to the Business at all reasonable times during reasonable business hours; and

11.3.2	at the Buyer’s cost, to take copies of any such information the Buyer reasonably requires.

11.4	Each party shall immediately give to the other all payments, notices, correspondence, information or enquiries in relation to the Business or the Assets which it receives after Closing and which belong to the other.

11.5	For 120 days starting on the expiration of the Transitional Support Period the Seller shall give to the Buyer any information and help the Buyer reasonably requires in connection with the Business and the Assets at the Buyer’s cost.

11.6	In the event that a Buyer’s Group Undertaking or a Seller’s Group Undertaking discovers after Closing that a Seller’s Group Undertaking owns any Intellectual Property which has been used, or held for use exclusively in relation to the Business, the Seller shall procure that such Intellectual Property is transferred (free from all Encumbrances) to the Buyer (or its nominee) as soon as reasonably practicable for nominal consideration.

11.7	The Seller shall for a period of 3 years from the Closing Date retain records in relation to the IBA Consent Balances in accordance with CASS 5.5.84R.

11.8	On the IBA Transfer Date the Seller shall:

11.8.1	transfer to the Buyer a sum equal to the IBA Non-Consent Balances to be dealt with in accordance with the Client Money Transfer Deed;

11.8.2	transfer to the Buyer a sum equal to the IBA Consent Balances; and

11.8.3	provide to the Buyer a schedule setting out the details of the IBA Non-Consent Balances and IBA Consent Balances on the Business Day prior to the IBA Transfer Date (the “IBA Schedule”).

11.9	Upon receipt of the IBA Consent Balance, the Buyer shall acknowledge the transfer of the IBA Consent Balance as client money and that, upon receipt thereof, it holds the money as client money and owes fiduciary obligations to the Cedants and Underwriters.

11.10	For the period of 3 years starting on the Closing Date, the Seller shall be entitled to an amount equal to 10 per cent. of any licence fees payable to the Buyer in connection with the NYMEX Licence Agreement.

11.11	After the NYMEX Licence Novation Agreement has been executed by the parties thereto, the Buyer shall pay amounts due to the Seller under clause 11.10 promptly after receipt by the Buyer of licence fees pursuant to the NYMEX Licence Novation Agreement.

11.12	On receiving the Buyer’s or the Seller’s reasonable request the Seller or the Buyer (respectively) shall do and execute, or arrange to be done and executed, each act, document and thing necessary to implement this Agreement.

12.	FURTHER UNDERTAKINGS BY THE SELLER

12.1	Subject to clause 12.3, the Seller undertakes to the Buyer that it will not do any of the following things for a period of two years starting on the Closing Date:

12.1.1	save in respect of any assistance provided to Arthur J. Gallagher Asia Pte. Ltd or its successors in title for a period terminating one year after the completion of any agreement for the sale and purchase of that company to its management, either alone or jointly with, through or as adviser or consultant to, or agent of, or manager for, any person directly or indirectly carry on or be engaged, concerned or interested in, or assist, a business which competes directly, with the Business as carried on at the Closing Date or at any time in the twelve months prior to that date in any territory in which the Business is or was carried on at any such date or time;

12.1.2	do or say anything (not being a statement of fact in response to a direct question) in relation to the Business which could reasonably be expected to be harmful to the goodwill of the Business (as subsisting at the Closing Date) or which may lead a person who has dealt with the Business at any time during the twelve months prior to the Closing Date to cease to deal with the Business on substantially equivalent terms to those previously offered or at all;

12.1.3	directly or indirectly solicit or contact with a view to his engagement or employment by another person, any Transferring Employee where the person in question either has Confidential Information or know-how or would be in a position to exploit the trade connections of the Business;

12.1.4	use the name “Gallagher Re” (or any variant thereof involving the use of the name “Gallagher” and implying the conduct of reinsurance brokerage business) for any purpose whatsoever; or

12.1.5	solicit or accept United States or United Kingdom domiciled traditional ceded treaty reinsurance brokerage business in excess of US$10,000,000 in ceded premiums per treaty.

12.2	The Seller shall ensure that each Seller’s Group Undertaking complies with clauses 12.1.1 to 12.1.5 and each undertaking in clauses 12.1.1 to 12.1.5 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertaking(s) shall continue to bind the Seller.

12.3	Nothing contained in clause 12.1 shall preclude or restrict the Seller or any Seller’s Group Undertaking from holding not more than three per cent. of the issued share capital of any company whose shares are listed on a recognised stock exchange.

13.	SELLER’S GUARANTOR

13.1	The Seller’s Guarantor irrevocably and unconditionally guarantees to the Buyer the due and punctual performance of each obligation of the Seller contained in the Agreement. The Seller’s Guarantor shall pay to the Buyer from time to time on demand a sum of money which the Seller is at any time liable to pay to the Buyer under or pursuant to the Agreement and which has not been paid at the time the demand is made. The Seller’s Guarantor’s obligations under this clause 13 are primary obligations and not those of a mere surety.

13.2	The Seller’s Guarantor irrevocably and unconditionally agrees to indemnify (and keep indemnified) the Buyer on demand against any loss, liability or cost incurred by the Buyer as a result of any obligation of the Seller referred to in clause 13.1 above being or becoming void, voidable or unenforceable as against the Seller for any reason whatsoever. The amount of the loss, liability or cost shall be equal to the amount which the Buyer would otherwise have been entitled to recover from the Seller.

13.3	The Seller’s Guarantor’s obligations under clauses 13.1 and 13.2 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Seller.

13.4	The Seller’s Guarantor’s liabilities under clauses 13.1 and 13.2 are not affected by an arrangement which the Buyer may make with the Seller or with another person which (but for this clause 13.4) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

13.5	Without affecting the generality of clause 13.4, the Buyer may at any time as it thinks fit and without reference to the Seller’s Guarantor and without prejudice to the Seller’s Guarantor’s obligations under this clause 13:

13.5.1	grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Seller under the Agreement;

13.5.2	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Buyer;

13.5.3	discharge a party to other securities or guarantees held by the Buyer and realise all or any of those securities or guarantees; and

13.5.4	compound with, accept compositions from and make other arrangements with the Seller or a person or persons liable on other securities or guarantees held or to be held by the Buyer.

13.6	So long as the Seller is under an actual or contingent obligation under the Agreement the Seller’s Guarantor shall not exercise a right which it may at any time have by reason of the performance of its obligations under clauses 13.1 and 13.2 to be indemnified by the Seller, to claim a contribution from another surety of the Seller’s obligations or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of the Buyer’s rights under the Agreement or of any other security taken by the Buyer in connection with the Agreement.

13.7	The Seller’s Guarantor’s liabilities under clauses 13.1 and 13.2 are not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

13.8	The Seller’s Guarantor waives any right it may have of first requiring the Buyer (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Seller’s Guarantor under this clause 13. This waiver applies irrespective of any law or any provision of the Agreement to the contrary.

14.	CONFIDENTIAL INFORMATION

14.1	The Seller undertakes (on its behalf and on behalf of each Seller’s Group Undertaking) to the Buyer that before and after Closing the Seller and each Seller’s Group Undertaking shall not use or disclose to a person Confidential Information it has or acquires and shall make every effort to prevent the use or disclosure of Confidential Information by the Seller, each Seller’s Group Undertaking and their employees, officers and advisers.

14.2	Clause 14.1 does not apply to disclosure of Confidential Information:

14.2.1	to a director, officer, employee or adviser of the Buyer whose function requires him to have the Confidential Information;

14.2.2	required to be disclosed by law, by a rule of a listing authority or stock exchange by or on which the shares of a Seller’s Group Undertaking are listed or traded or by a governmental authority or other authority with relevant powers to which the Seller is subject or submits, whether or not the requirement has the force of law, provided that the disclosure shall be made to the extent reasonably practicable after consultation with the Buyer and after taking into account the Buyer’s reasonable requirements as to its timing, content and manner of making or despatch; or

14.2.3	to an adviser for the purpose of advising the Seller in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that clause 14.1 applies to use and disclosure by the adviser.

14.3	The Buyer has been supplied with certain confidential information relating to the business and assets of Arthur J. Gallagher Asia Pte Ltd (the “Singapore Confidential Information”) under the terms of a confidentiality agreement made between Arthur J. Gallagher & Co and Aon Corporation dated 21 November 2007. In consideration of the mutual undertakings and obligations contained herein, the Buyer confirms on behalf of itself and as agent for the Buyer’s Group Undertaking, that it has only used such confidential information for the purposes of evaluating the proposed acquisition of the business and assets of Arthur J. Gallagher Asia Pte Ltd, that it shall not use such information for any other purpose and that it has returned to the Seller all such information together with any copies it has made.

15.	ANNOUNCEMENTS

15.1	Subject to clauses 15.2 to 15.5, neither party may, before or after Closing, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other party’s written consent, which may not be unreasonably withheld or delayed.

15.2	Clause 15.1 does not apply to:

15.2.1	any letters or announcements in agreed form (or otherwise) required to be sent by the parties as expressly stated in this Agreement; or

15.2.2	a public announcement, communication or circular required by law, by a rule of a listing authority or stock exchange by or on which the shares of any of the Seller’s Group Undertakings and/or the Buyer’s Group Undertakings are listed or traded or by a governmental authority or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall be made to the extent reasonably practicable after consultation with the other party and after taking into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch.

15.3	The provisions of the confidentiality agreement made between Arthur J. Gallagher & Co and Aon Corporation dated 21 November 2007 shall remain in full force and effect to the extent that they relate to the rights and obligations of the parties.

15.4	Except as provided in clause 4.1, after Closing the Seller may not give to a Cedant or Underwriter or a customer, client or supplier of the Business information about the transactions referred to in this Agreement other than informing them that it has sold the Business and the Assets to the Buyer.

15.5	After Closing the Buyer may give to any Cedant or Underwriter or a customer, client or supplier of the Business information about the transactions referred to in this Agreement other than the amount of the purchase price.

16.	COSTS

Except where this Agreement or the relevant document provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

17.	GENERAL

17.1	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

17.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

17.3	The Buyer’s rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

17.4	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Closing.

17.5	If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the rate of 3 per cent. per annum (whether before or after judgment). Interest accrues and is payable from day to day.

17.6	If any payment under this Agreement requiring a party to indemnify or compensate the other will be or has been subject to Tax, the party required to make such payment shall on demand pay to the other the amount (after taking into account Tax payable in respect of the amount) that will ensure that such party receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

17.7	Except as provided in clause 17.6, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that act.

17.8	The Seller and the Buyer acknowledge and agree that damages may not be an adequate remedy for a breach of this Agreement and the Buyer may be entitled to the remedies of injunction, specific performance and other equitable relief for a threatened or actual breach of this Agreement.

17.9	In respect of any third party claim against the Buyer or the Seller that gives rise to a claim under an indemnity contained in this Agreement, the losses, liabilities and costs covered by the indemnity shall include the reasonable costs and expenses (external and internal) incurred by the Indemnified Party in the handling, administration and defence of the third party claim.

17.10	If a party (the “Indemnified Party”) becomes aware of a matter, which might give rise to a claim under an indemnity contained in this Agreement, the Indemnified Party shall:

17.10.1	notify the other party (the “Indemnifier”) promptly in writing of any matters in respect of which the indemnity may apply and of which the Indemnified Party (and, where relevant, any of its Affiliates) has knowledge in order to allow the Indemnifier the opportunity to investigate and defend the matter; and

17.10.2	give the Indemnifier full opportunity to control the defence of any claim to which the indemnity applies, including any agreement relating to the settlement of the claim provided however that the Indemnified Party (and, where relevant, any of its Affiliates) will have the right to participate in any legal proceeding to contest and defend a claim for indemnification and to be represented by legal counsel of its choosing. The Indemnified Party agrees to co-operate in good faith with the Indemnifier at the request and expense of the Indemnifier (for the avoidance of doubt the Indemnifier shall indemnify the Indemnified Party for all reasonable costs incurred as a result of a request or choice by the Indemnifier in respect of the conduct of a claim), and the Indemnifier will not be responsible for any settlement or compromise made without its consent, unless the Indemnified Party has tendered notice and the Indemnifier has then refused to assume and defend (or failed to assume and defend promptly) the claim.

17.11	An Indemnified Party shall return to the Indemnifier without delay, upon receipt by the Indemnified Person of a written notice in a form satisfactory to the Indemnified Person, the Indemnified Person acting reasonably, any amount which is received by the Indemnified Person pursuant to an indemnity claim under this Agreement and which is subsequently recovered by the Indemnified Person from a third party.

18.	ENTIRE AGREEMENT

In this clause 18, the following definition applies:

“Representation” means representation, warranty, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise).

18.1	This Agreement and the agreements entered into pursuant to this Agreement constitute the entire agreement between the parties and supersedes any previous agreements between the parties relating to the subject matter of this Agreement.

18.2	The Buyer acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a Representation given by the Seller other than the Seller Warranties or otherwise as set out in this Agreement.

18.3	The Seller is not liable to the Buyer for a Representation that is not set out in this Agreement.

18.4	The Seller acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a Representation given by the Buyer or any adviser to the Buyer other than the Buyer Warranties.

18.5	The Buyer is not liable to the Seller for a Representation that is not set out in this Agreement.

18.6	The Seller agrees that no adviser to the Buyer shall have any liability to the Seller for a Representation that is not set out in this Agreement. The Buyer agrees that no adviser to the Seller shall have any liability to the Buyer for a Representation that is not set out in this Agreement. An adviser to the Buyer or the Seller may enforce the terms of this clause 18 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

18.7	The Buyer and the Seller agree that neither party shall bring any action against the other in relation to (a) any previous agreement(s) between them relating to the subject matter of this Agreement or (b) any Representation other than the Warranties or otherwise as set out in this Agreement.

18.8	Nothing in this clause 18 shall have the effect of limiting or restricting any liability arising as a result of any fraud, wilful misconduct or dishonest concealment.

19.	ASSIGNMENT

Without the prior written consent of the Buyer, the Seller may not assign its rights, duties or obligations hereunder or any part thereof to any other person or entity. The Buyer may assign its rights and duties hereunder in whole or in part (before or after Closing) to one or more entities but if it does so, it shall remain liable for all the Buyer’s obligations hereunder.

20.	NOTICES

20.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

20.1.1	in writing;

20.1.2	in the English language; and

20.1.3	delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out in clause 20.3 or to another address, person, or fax number specified by that party by not less than seven days’ written notice to the other party received before the Notice was despatched.

20.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

20.2.1	delivered personally, when left at the address referred to in clause 20.3;

20.2.2	sent by mail, except air mail, two Business Days after posting it;

20.2.3	sent by air mail, six Business Days after posting it; and

20.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine, provided that if such Notice does, or would be deemed to, arrive out of business hours (being 9.00am to 5.00pm Monday to Friday) or on a day other than a Business Day, then it shall be deemed given at the start of the next Business Day.

20.3	The address referred to in clause 20.1.3 is:

Name of party	Address	Facsimile No.	Marked for the attention of
The Seller	9 Alie Street London E1 8DE	+44(0)20 7204 6025	Alissa Pfitzner Chief Counsel and Company Secretary

The Buyer	8 Devonshire Square London EC2M 4PL	+44(0)20 7505 7321	Jackie Aggett, Managing Director, Aon Limited Reinsurance Division

The Seller’s Guarantor	The Gallagher Centre Two Pierce Place Itasca, Illinois 60143	+1 630 285 3483	Walter Bay, General Counsel

21.	ARBITRATION

21.1	Any dispute, controversy or claim arising from or connected with this Agreement, including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity (a “Dispute”) shall to the extent possible be resolved by negotiation between the respective Chief Executives of the Parties.

21.2	Any Dispute that remains unresolved 30 days after a Party gives written notice of the existence of such Dispute to the other Parties shall be referred to and finally resolved by arbitration under the UNCITRAL Arbitration Rules.

21.3	The arbitral tribunal shall consist of one arbitrator who shall be a Queen’s Counsel with at least ten years’ experience of international insurance and reinsurance business (including broking).

21.4	The appointing authority shall be the LCIA.

21.5	The seat of the arbitration shall be London, England.

21.6	The language of the arbitration shall be English.

21.7	The parties waive any right to refer points of law or to appeal to the courts, to the extent that such waiver can validly be made.

21.8	The Parties agree that the arbitral tribunal shall have the power to make such directions and any provisional, interim or partial award as it considers just and desirable.

21.9	The arbitral tribunal shall have the power to hear and determine at any stage of the proceedings any issue asserted by any party to be dispositive of any claim or counterclaim, in whole or in part, in accordance with such procedure as the arbitral tribunal deems appropriate, and the arbitral tribunal may render an award on such issue.

21.10	Nothing in this clause 21 shall be construed as preventing a Party from seeking conservatory or similar interim relief in any court of competent jurisdiction.

22.	GOVERNING LAW

This Agreement, including clause 21, is governed by English law, excluding conflict of law rules.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

SCHEDULE 1

EXCLUDED ASSETS AND LIABILITIES

Part A

Excluded Assets

1.	Any non-fiduciary cash in hand and at bank.

2.	All claims for refunds of taxes and other governmental charges of whatever nature arising from periods prior to the Closing Date.

3.	All personnel records and other records relating to the Assets or the Transferring Employees that the Seller is required by law to retain in its possession.

4.	Any fiduciary cash and/or other balances in the IBA Ledger Account which do not relate to the Business.

Part B

Excluded Liabilities

Save in respect of any liabilities relating to Employees (dealt with in accordance with clause 9 of this Agreement).

1.	Liability for taxes or other governmental charges, fees or assessments of the Seller or related to the Business or the Assets for the period before and excluding the Effective Time.

2.	The Seller’s obligation, if any, to pay any tax or other governmental charges, fees or assessments with respect to the sale of the Business or the Assets.

3.	Any liability in respect of suits, employee claims, causes of action or other claims or losses, however or whenever asserted (whether before or after Closing) that relate to or are in any way connected with or arise or originate from events, acts or omissions occurring before and excluding the Effective Time.

4.	The Seller’s liabilities for failure to comply with any applicable law or regulation before and excluding the Effective Time.

5.	Any liability for claims brought by third parties in respect of errors or omissions allegedly committed in connection with the Business or the Assets by employees, agents, consultants or representatives of the Seller arising or originating from events, acts or omissions at any time before and excluding the Effective Time.

6.	Any liability arising out of, or in connection with, any Excluded Asset.

SCHEDULE 2

DEFERRED CONSIDERATION

1.	There shall be payable to the Seller by way of deferred consideration a UK Contingent Purchase Price determined in accordance with the provisions of this Schedule, as follows:

2.	The UK Aggregate Seller Revenue shall be calculated pursuant to the provisions of this Schedule and such amount shall be added to the US Aggregate Seller Revenue (together, the “Total Aggregate Seller Revenue”). Subject to paragraph 3 below, if the Total Aggregate Seller Revenue exceeds $29,300,000, then the excess amount is multiplied by 1.4. The resulting product plus any previously paid UK Contingent Purchase Price and US Contingent Purchase Price (“Potential Earn Out”), is compared to $15,700,000 (the “Cap”). If the Potential Earn Out exceeds the Cap, the Cap is the “Total Seller Contingent Purchase Price”; otherwise, the Potential Earn Out is the Total Seller Contingent Purchase Price. The Total Seller Contingent Purchase Price, less any previously paid UK Contingent Purchase Price and US Contingent Purchase Price, is paid to the Seller and the Company under this Agreement and the US APA respectively in proportions determined by reference to the respective ratios of each of the US and UK Aggregate Seller Revenue to the Total Aggregate Seller Revenue. The proportion of the Total Seller Contingent Purchase Price payable to the Seller hereunder shall be the “UK Contingent Purchase Price”.

3.	In the event that Roberto Salmeron and Tomas Castro execute their offers of employment with Aon Re Limited, the following shall apply in lieu of paragraph 2 of this Schedule. The UK Aggregate Seller Revenue shall be calculated pursuant to the provisions of this Schedule 2 and such amount shall be added to the US Aggregate Seller Revenue (together, the “Total Aggregate Seller Revenue”). If the Total Aggregate Seller Revenue exceeds $30,500,000, then the excess amount is multiplied by 1.4. The resulting product plus any previously paid UK Contingent Purchase Price and US Contingent Purchase Price (“Potential Earn Out”), is compared to $14,500,000 (the “Cap”). If the Potential Earn Out exceeds the Cap, the Cap is the “Total Seller Contingent Purchase Price”; otherwise, the Potential Earn Out is the Total Seller Contingent Purchase Price. The Total Seller Contingent Purchase Price, less any previously paid UK Contingent Purchase Price and US Contingent Purchase Price, is paid to the Seller and the Company under this Agreement and the US APA respectively in proportions determined by reference to the respective ratios of each of the US and UK Aggregate Seller Revenue to the Total Aggregate Seller Revenue. The proportion of the Total Seller Contingent Purchase Price payable to the Seller hereunder shall be the “UK Contingent Purchase Price”.

4.	The “Aggregate Seller Revenue” will be identified as follows:

4.1	all sources of revenue will be given a unique identification number, which will enable Revenue attributed to sources of revenue to be separately reported via the Buyer’s accounting system, on a monthly basis;

4.2	for the purposes of this Schedule, “Revenue” shall mean the minimum and deposit premiums, bordereau reports and/or adjustment premiums attributable to the risks attaching in respect of the Programmes and Prospects on and after the Closing Date and before the first anniversary of the Closing Date (the “Contingent Purchase Price Period”), with instalment premiums being booked in the period in which the instalment is due to the reinsurer. The intention of this Schedule is that the Seller shall be credited with eighteen (18) months of revenues in respect of any risk attaching in such twelve (12) month period,. As used in this Schedule, the term “risks attaching” shall mean policies of insurance issued or renewed during the relevant period; and

4.3	the Revenue attributable to the Programmes and Prospects may be adjusted in the event that a client is as at Closing a client of both the Seller and the Buyer. If a reinsurance programme is devised for such client which is a combination of historic Seller and Buyer business, the proportion of the Revenue of the revised programme which is attributed to the Seller for the purposes of this Schedule shall be equal to the proportion of the aggregate Seller and Buyer revenues for risks attaching in the twelve (12) month period prior to Closing attributable to the Seller.

5.	The provisions of paragraphs 4 and 5 of Exhibit A to the US APA shall apply mutatis mutandis to the determination of the Initial Contingent Purchase Price and any dispute relating thereto, it being the intention that calculation of the UK Contingent Purchase Price and US Contingent Purchase Price and resolution of any disputes relating thereto will be carried out on a global basis.

6.	Once the total Initial UK Contingent Purchase Price and the balance of the UK Contingent Purchase Price have been agreed in accordance with the provisions of this Schedule 2, such amounts shall be paid to the Seller by the Buyer within five (5) Business Days.

SCHEDULE 3

CLOSING REQUIREMENTS

1.	Seller’s obligations

At Closing the Seller shall:

1.1	as evidence of the authority of each person executing a document referred to in this Schedule on the Seller’s behalf deliver to the Buyer:

1.1.1	a copy of the minutes of a duly held meeting of the directors of the Seller (or a duly constituted committee thereof) authorising the execution by the Seller of the document and, where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

1.1.2	a copy of the power of attorney conferring the authority

in each case certified to be true by a director or the secretary of the Seller;

1.2	deliver to the Buyer the Records;

1.3	deliver to the Buyer:

1.3.1	the Intellectual Property Deed of Assignment duly executed by the Seller; and

1.3.2	those Compromise Agreements that are duly executed by the Specified Key Employees.

2.	Buyer’s obligations

At Closing the Buyer shall deliver to the Seller as evidence of the authority of each person executing a document referred to in this Schedule on the Buyer’s behalf:

2.1	a copy of the minutes of a duly held meeting of the directors of the Buyer (or a duly constituted committee thereof) authorising the execution by the Buyer of the document and, where such execution is authorised by a committee of the board of directors of the Buyer, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

2.2	a copy of the power of attorney conferring the authority,

in each case certified to be true by a director or the secretary of the Buyer.

2.3	In accordance with clause 5.2, the Buyer shall pay to the Seller by electronic transfer of cleared funds for same day value to the Seller’s Bank Account an amount equal to US $17,300,000 (less the amount payable by the Seller to the Buyer pursuant to clause 9.20).

3.	At Closing the Buyer and the Seller shall enter into the Transitional Support Agreement.

SCHEDULE 4

WARRANTIES

Part A

Seller’s Warranties

TABLE OF CONTENTS

No. Subject Matter

1.	Capacity and Authority

2.	Accounts

3.	Assets

4.	Intellectual Property

5.	No conflict

6.	Employees

7.	Regulatory Compliance

8.	Litigation and Compliance with Law

1.	CAPACITY AND AUTHORITY

1.1	Incorporation and existence

The Seller is a limited company incorporated under English law and has been in continuous existence since incorporation.

1.2	Right, power, authority and action

1.2.1	The Seller has the right, power and authority and has taken all action necessary to execute and deliver this Agreement and shall have the right, power and authority and shall, at Closing, have taken all actions necessary to execute, deliver and exercise its rights and perform its obligations under this Agreement and each document to be executed at Closing.

1.2.2	The Seller has the right, power and authority to own the Assets and to conduct the Business as conducted at the date of this Agreement.

1.3	Binding agreements

The Seller’s obligations under this Agreement and each document to be executed at or before Closing are, or when the relevant document is executed will be legal, valid and binding obligations, enforceable in accordance with their terms

2.	ACCOUNTS AND RECORDS

2.1	The amount of accounts receivable and accounts payable set forth in Part A of Schedule 10 and the amount of cash in custodial, trust or fiduciary accounts set forth in Part B of Schedule 10 are true and correct (and shall be true and correct as updated as provided in clause 4.7.1).

2.2	The information in the Records and IBA Schedule is complete and accurate in all material respects.

3.	ASSETS

Each of the Assets is legally and beneficially owned solely by the Seller free from any Encumbrance and the Seller will, at Closing, convey good and valid title to the Assets to the Buyer free from any Encumbrance.

4.	INTELLECTUAL PROPERTY

4.1	Schedule 11 contains accurate details of all the Intellectual Property in respect of which the Seller is the legal and beneficial owner. Parts A and B of Schedule 11 contain accurate details of all the Intellectual Property in respect of which the Seller is the registered owner or the applicant for registration.

4.2	There is and during the six years ending on the date of this Agreement has been, no civil, criminal, arbitration, administrative or other proceeding, dispute or investigation in any jurisdiction concerning any of the Owned or Licensed In Intellectual Property Rights. No civil, criminal, arbitration, administrative or other proceeding or dispute concerning any of the Owned or Licensed In Intellectual Property Rights is pending or threatened. So far as the Seller is aware, no fact or circumstance exists which might give rise to a proceeding of that type.

4.3	So far as the Seller is aware, there is not, and never has been, an infringement or unauthorised use of any of the Owned or Licensed In Intellectual Property Rights, and no third party is using all or any portion of the Owned or Licensed In Intellectual Property Rights in derogation of any rights to be acquired by the Buyer under this Agreement or, in the case of know-how no third party is or has used such know-how without the authority of the relevant Seller’s Group Undertaking.

4.4	So far as the Seller is aware the conduct of the Business does not, and has not, infringed any Intellectual Property of any third party. The Seller has not received notice of infringement of, misappropriation of or conflict with any asserted right of any third party, and, so far as the Seller is aware, there is no basis for any such notice.

4.5	There is no Licensed In Intellectual Property other than the PCS Licence Agreement.

4.6	There are no licences of Owned Intellectual Property from a Seller’s Group Undertaking to a third party other than the NYMEX Licence Agreement.

4.7	The Intellectual Property identified in Schedule 11 together with the Intellectual Property licensed to the Seller under the PCS Licence Agreement comprises all the Intellectual Property necessary to carry on the Business in all material respects as carried on at the Effective Date and for 1 year prior thereto.

5.	NO CONFLICT

5.1	The execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated hereby, and the performance of the covenants and agreements of the Seller will not, with or without the giving of notice or the lapse of time, or both:

5.1.1	violate or conflict with any of the provisions of any charter document or bye law of the Seller;

5.1.2	violate, conflict with or result in a material breach or material default under or cause termination of any material term or condition of any contract;

5.1.3	violate any provision of material law, statute, regulation, court order or ruling of any governmental authority, to which the Seller is a party or by which it or its properties may be bound; or

5.1.4	result in the creation or imposition of any Encumbrance of any kind whatsoever upon any Asset.

6.	EMPLOYEES

6.1	General employment

6.1.1	Details which are accurate and complete in all respects have been disclosed by the Seller of:

(a)	the standard terms and conditions of employment, any employee handbook and all policies relating to the provision of benefits applicable to each Transferring Employee;

(b)	all retention arrangements and change of control provisions to which any Transferring Employee is a party;

(c)	each bonus, commission, profit sharing, share option, share incentive or other incentive scheme for any Transferring Employee of the Business; and

(d)	details of any applicable collective agreement.

6.1.2	There are no policies whether written or otherwise and whether contractual or discretionary and there are no established customs or practices relating to redundancy, severance or the termination of employment.

6.1.3	Neither the Seller nor any Seller’s Group Undertaking is a party to a consultancy agreement in connection with the Business which will continue and not be terminated with effect from Closing.

6.1.4	Neither the Seller nor any Seller’s Group Undertaking owes any amount to any of the Transferring Employees (or their dependants) in connection with the Business other than for accrued remuneration or reimbursement of business expenses.

6.1.5	The Seller and each relevant Seller’s Group Undertaking has maintained all records required by law and good human resources practices regarding the employment of each of the Transferring Employees including, without limitation, details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters and termination of employment.

6.1.6	No Transferring Employee is under any enforceable legal obligation to a former employer (whether under contract or a court order) which would restrict that employee from carrying out his obligations under his contract of employment in full.

6.1.7	The Seller warrants that, except for Mark Flower, no Transferring Employee has any entitlement, claim or expectation under or in connection with any contractual or discretionary bonus scheme operated by the Seller or any Seller’s Group Undertaking in relation to the 2007 financial year.

6.1.8	The Seller warrants that no Transferring Employee is entitled to receive after Closing any enhanced retirement benefits on early retirement or redundancy as a result of any obligation under any scheme provision, contract, agreement, arrangement, custom or practice operated prior to Closing transferring to any Buyer’s Group Undertaking by operation of TUPE.

6.2	Compliance with law

6.2.1	The Seller and each relevant Seller’s Group Undertaking has in connection with the Business complied with each obligation imposed on it by, and each order and award made under, statute, regulation, code of conduct and practice, collective agreement, custom and practice relevant to the relations between it and the Transferring Employees in connection with the Business or a trade union or the terms of employment of the Transferring Employees in connection with the Business.

6.2.2	There are no active, pending or threatened court, tribunal or arbitration proceedings in respect of the Transferring Employees.

6.3	Pensions

6.3.1	For the purposes of this clause “Occupational Pension Scheme” and “Personal Pension Scheme” are as defined in section 1 of the Pension Schemes Act 1993. “Disclosed Scheme” means the AJG Flexible Retirement Plan.

6.3.2	The Disclosed Scheme is a Personal Pension Scheme and is the only Personal Pension Scheme in respect of which the Seller or any Seller’s Group Undertaking has any legal obligations in relation to any Transferring Employee; there is no Occupational Pension Scheme in respect of which the Seller or any Seller’s Group Undertaking has any legal obligations in relation to any Transferring Employee.

6.3.3	The Seller contributes 5% of salary to the Disclosed Scheme in respect of each employee who joins it. In addition the Seller matches employee contributions up to a further 5% contribution to the Disclosed Scheme. In most but not all cases contributions are based on salary capped at £112,800.

6.3.4	No written assurance, promise or guarantee has been made to a Transferring Employee of a particular level or amount of benefits to be provided for or in respect of him (other than insured lump sum death in service benefits) whether under a Disclosed Scheme or otherwise.

6.3.5	Each Seller and each Seller’s Group Undertaking has complied with all legal obligations imposed on it in relation to each Disclosed Scheme in so far as these obligations related to the Transferring Employees.

6.3.6	The Seller has complied with its obligations under section 3 of the Welfare Reform and Pensions Act 1999 in relation to stakeholder access.

7.	REGULATORY COMPLIANCE

7.1	The Seller has obtained all material licences, permissions, consents and other approvals of a regulatory nature required for or in connection with carrying on the Business in the manner and in the jurisdictions in which the Business is now carried on.

7.2	So far as the Seller is aware, no material licences, permissions, consents and other approvals of a regulatory nature will be revoked, suspended, cancelled, varied or not renewed as a result of the execution or performance of this Agreement or any document to be executed at or before Closing.

7.3	No material consent or approval is required by virtue of the execution hereof by the Seller or the consummation of any of the transactions contemplated herein by the Seller to avoid the violation or breach of, or the default under, or the creation of a lien on the Assets pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which the Seller is a party or to which it or any Asset is subject.

8.	LITIGATION AND COMPLIANCE WITH LAW

8.1	Litigation

8.1.1	Neither the Seller nor, so far as the Seller is aware, a person for whose acts or defaults the Seller is vicariously liable is involved, or has during the two years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in relation to the Business or any of the Assets. No civil, criminal, arbitration, administrative or other proceeding in relation to the Business or any of the Assets is pending or has been threatened by or against the Seller or, so far as the Seller is aware, a person for whose acts or defaults the Seller is vicariously liable.

8.1.2	There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Seller or a person for whose acts or defaults the Seller, so far as the Seller is aware, is vicariously liable in relation to the Business or any of the Assets.

8.2	Compliance with law

The Seller has during the period of six years immediately preceding the date of this Agreement conducted the Business and dealt with the Assets in all material respects in accordance with all applicable legal, regulatory and administrative requirements including the rules, requirements and guidance of the FSA, the General Insurance Standards Council and the Corporation of Lloyd’s.

8.3	Investigations

There is not and has not been during the period of three years immediately preceding the date of this Agreement any governmental or other investigation, enquiry or disciplinary proceeding concerning the Seller or the Business and, so far as the Seller is aware, none is pending or threatened. So far as the Seller is aware, no fact or circumstance exists which are likely to give rise to an investigation, enquiry or proceeding of that type.

8.4	Money Laundering Information

Schedule 12 contains a complete and accurate list of all third parties (other than Cedants and Underwriters) to whom the Seller has made a payment in connection with the Business.

Part B

Buyer’s Warranties

TABLE OF CONTENTS

No.	Subject Matter

1.	Capacity and Authority

2.	No conflict

1.	CAPACITY AND AUTHORITY

1.1	Incorporation and existence

The Buyer is a limited company incorporated under English law and has been in continuous existence since incorporation.

1.2	Right, power, authority and action

1.2.1	The Buyer has the right, power and authority and has taken all action necessary to execute and deliver this Agreement and shall have the right, power and authority and shall, at Closing, have taken all actions necessary to execute, deliver and execute its rights and perform its obligations under this Agreement and each document to be executed at Closing.

1.3	Binding agreements

The Buyer’s obligations under this Agreement and each document to be executed at or before Closing are, or when the relevant document is executed will be, legal, valid and binding obligations, enforceable in accordance with their terms.

2.	NO CONFLICT

2.1	The execution and delivery of this Agreement by the Buyer, the consummation of the transactions contemplated hereby, and the performance of the covenants and agreements of the Buyer will not, with or without the giving of notice or the lapse of time, or both:

2.1.1	violate or conflict with any of the provisions of any charter document or bye law of the Buyer;

2.1.2	violate, conflict with or result in material breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which the Buyer is a party or by which the Buyer or any of its properties may be bound;

2.1.3	violate any provision of any material law, statute, regulation, court order or ruling of any governmental authority, to which the Buyer is a party or by which it or its properties may be bound.

3.	CLIENT MONEY

The Buyer shall at all times hold client money balances in a client bank account (constituted in accordance with CASS) and treat the client money in accordance with CASS 5.5 and the FSA Handbook (to the extent applicable and as amended from time to time).

SCHEDULE 5

EMPLOYEES

Part A

Transferring Employees

Simon Gander

Larry Tucker

William Bushell

Steven Gerken

Graham Gradwick-Light

Warren Cassidy

Paul Barnes

Simon Cook

Timothy Edwards

David Major

Simon Jennings

Gillian James

Mark Flower

Steve Allen

Martin Bartell

Stuart Rushton

Kenneth Field

Norman Wiltshire

Terry Corcoran

Iain Ward

Richard Pike

Richard Cowland

Colin Peploe

Simon Carr

Darren Humphries

Ankishkumar Jadav

Theodora Koutsoukou

Elizabeth Churcher

Nicola Edgell-Turner

Part A1

Specified Key Employees

Simon Gander

Larry Tucker

Norman Wiltshire

Simon Jennings

Martin Bartell

Kenneth Field

Gillian James

Graham Gradwick-Light

Warren Cassidy

Paul Barnes

Tim Edwards

Simon Cook

Darren Humphries

Stuart Rushton

Part B

Non-Transferring Employees

Joseph Soto

Daniel Haley

Stephen Sampson

Laura Lindsey

Alison Shroff

Amanda Burton

Leone Coleman

Jane Burfoot

Matthew Dowse

Richard Knott

Charles Kettlewell

Richard Theobald

Edward Sweet

Stewart Beckwith

David Mowat

Karen Barker

Sean Sawyer

Kirsty Gray

Julian Platford

Joanne Power

Rachel Dawes

Paula Preston

Lisa Hurd

Nicola Quinsee

Paul Oliveira

Nicholas Griffiths

Deena Sullivan

Brian Watts

Anna Zalaf

Peter Sharpe

Jeremy Crowch

Vanessa Rathbone

Richard Hall

Daniel Driscoll

David Penfold

Simon Moore

Graham Wood

Richard Phillips

Simon Anthony Field

Suzanne Yeulett

Tom Castro

Rob Salmeron

Part C

Retention Bonuses

The following Transferring Employees who are eligible for retention bonuses and the amount payable to each are as set out in the attached offer letters.

Simon Gander

Larry Tucker

William Bushell

Graham Gradwick-Light

Gillian James

Steven Gerken

Steve Allen

Warren Cassidy

Martin Bartell

Paul Barnes

Simon Cook

Timothy Edwards

Simon Jennings

Stuart Rushton

SCHEDULE 6

CEDANTS

SCHEDULE 7

LIMITATIONS ON WARRANTY CLAIMS

1.	This Schedule limits the liability of the Seller in relation to any Warranty Claim.

2.	The liability of the Seller for all Warranty Claims when taken together shall not exceed US$5,000,000.

3.	The Seller shall not be liable for a Warranty Claim unless the amount of all Warranty Claims exceeds US$150,000, in which event the Seller shall be liable to the Buyer solely for the excess above US$150,000, subject always to the overall limit of liability set out in paragraph 2 above.

4.	The Seller shall not be liable for a Warranty Claim unless the Buyer has given the Seller notice of the Warranty Claim, specifying (in reasonable detail) the nature of the Warranty Claim and the amount claimed within the period of 18 months beginning with the Closing Date.

5.	The limitations in this Schedule 7 shall not apply to any Warranty Claim that arises as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller.

6.	In calculating the amount of any Warranty Claims, the amount of such Warranty Claims:

6.1	shall not be duplicative of any other Warranty Claim;

6.2	shall be computed net of any amounts actually recovered by the Buyer under any insurance policy, indemnification right or otherwise with respect to such Warranty Claims; and

6.3	shall be reduced by any tax benefit actually realised by the Buyer as a result of any such Warranty Claim.

7.	If the Seller pays the Buyer for a Warranty Claim and subsequently insurance, indemnification or other proceeds in respect of such Warranty Claim are collected by the Buyer or tax benefits as described herein are actually realised as a result of such Warranty Claim, then the Buyer promptly shall remit the insurance, indemnification or other proceeds or an amount equal to the actually realised tax benefit, to the Seller (to the extent such proceeds or benefits do not exceed the amount of the Warranty Claim payment).

SCHEDULE 8

PROGRAMMES

SCHEDULE 9

PROSPECTS

SCHEDULE 10

ACCOUNTS DETAILS

Part A

Accounts Receivable and Payable

Part B

Custodial, Trust and Fiduciary Accounts

SCHEDULE 11

OWNED INTELLECTUAL PROPERTY RIGHTS

Part A - Patents

•	US provisional application no. 60/812023

•	US provisional application no. 60/892,140

•	US provisional application no. 60/892,334

•	PCT published patent no. WO/2007/141041 titled “Computer-Implemented Futures Based Exchange Systems and Methods”

Part B - Registered Trade Marks

Trade Mark	Application/Registration No.	Territory
RE-EX	2,429,529	UK
RE-EX	2,423,484	UK
RE-EX	5,254,271	EU
RE-EX	78950057	US
RE-EX	78950037	US

Part C - Copyrights

•	Copyright in the web pages located at the Effective Date at www.re-ex.com.

•	Copyright in the CAT risk futures and options contracts first listed for trade on 5 March 2007 and 6 March 2007 respectively.

SCHEDULE 12

THIRD PARTY PAYEES

SCHEDULE 13

TUCKER DOMAIN NAMES

re-ex.co.uk

re-ex.com

re-ex.org

re-ex.biz

re-exfutures.com

re-exfutures.co.uk

reinsurance-exchange.com

reinsurance-exchange.co.uk

reinsurance-ex.com

reinsurance-ex.co.uk

reins-ex.com

reins-ex.co.uk

reins-exchange.com

re-ex-futures.com

re-ex-futures.co.uk

EXECUTED by the parties

Signed by Michael Keith Barton	)

for and on behalf of	) /s/ Michael Keith Barton
ARTHUR J. GALLAGHER (UK) LIMITED	)

[Continued on next page]

Signed by E. Jane Owen	)

for and on behalf of	) /s/ E. Jane Owen
AON LIMITED	)

[Continued on next page]

Signed by J. Patrick Gallagher, Jr.	)

for and on behalf of	) /s/ J. Patrick Gallagher, Jr.
ARTHUR J. GALLAGHER & CO	)